Exhibit (a)(5)(T)

OPEN LETTER TO PT’S SHAREHOLDERS

Sonaecom has reasons to be concerned that some of the members of Portugal Telecom's Executive Committee are consistently acting in ways that are inconsistent with their fiduciary duties, which they are responsible to defend in the interest of the company and its shareholders. Examples of this include recent public statements made by the members of PT's Executive Committee, as well as the behavior of certain members of the management team and its advisors, as per information gathered from various Portugal Telecom investors.

In fact, since the offer was launched, PT's management team has tried all means to prevent Sonaecom's offer from being made available to PT's shareholders for a final decision, using for that effect various delaying tactics and putting forward all legal obstacles that they could think of. Even subsequent to CMVM's registration of Sonaecom's offer, which was stated as best and final, the management of PT has focused on confusing PT's shareholders by falsely suggesting that the consideration offered could be increased and that negotiations were currently taking place with Sonaecom to achieve such an objective.

All these actions are all the more difficult to understand when the offer is in the interests of PT itself, regardless of any considerations as to the tender price of €10.50 proposed by Sonaecom. As a result of the synergies, which were estimated by PT's Board to be substantial, PT will be worth more if the transaction is successful.

Sonaecom believes that the Board of PT has the duty to defend the interests of all shareholders of PT. In this context and taking into account the current circumstances, it is difficult to understand why PT's Board did not recommend the lifting of the restrictions that is necessary for the offer to proceed, especially so as the lifting of these restrictions would only come into effect if the majority of shareholders decide to sell their shares in the current tender offer. Instead, some members of PT's Board have openly preferred to advocate for an opposite solution, by creating obstacles and rumors that could naturally dissuade the attendance by shareholders at the EGM, and by attempting that its treasury (and equivalent) stock enjoys the ability to vote at the EGM, thereby increasing the effective weight of the blocking minority group that has been publicly announced. Sonaecom alerts PT's shareholders that there is a current plan to recognize voting rights covering approximately 1.83% of PT's share capital, currently held through an equity swap with Barclays Bank, as well as shares owned by PT's pension fund, that is managed by an entity controlled by PT and whose president is also a vice president of PT's executive committee: in both cases and according to the law, the treasury stock rule should be applied, which naturally states that no voting rights should be attributed to such shares.

These actions are regrettable in any circumstances. In order that they do not take place under the pretext that the Executive Committee is not aware of the intentions of the majority of the shareholders, Sonaecom will submit today at PT's EGM a proposal aimed at changing the order of the meeting’s agenda. Our proposal will state that point 4 in the agenda, which relates to the authorization of Sonaecom to acquire more than 10% of the shares of PT, is discussed and voted before point 3, which relates to the lifting of the 10% voting restrictions. Effectively, given that point 4 does not require an approval by a qualified majority, and being such approval a condition of our offer, Sonaecom considers that the clear manifestation of the will of the majority of shareholders is an all-important step to establish clarity in the current process.

In order to pre-empt any attempts at misinformation, Sonaecom would like to clarify that a favorable vote of the proposal related to point 4 of the agenda does not grant the right to acquire a stake greater than 10% of PT's share capital, without having the approval of the proposal in point 3 and without the majority of shareholders tendering their shares.

In this context, Sonaecom extends an appeal to PT shareholders to unambiguously express their will by voting in favor of its proposal to change the order of discussion and voting of the above-mentioned agenda points, so as to truly defend the interests of the shareholders of PT and to expose those that attempt at any costs to prevent that the offer be decided by its only true recipients.

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Carta aberta aos accionistas da Portugal Telecom

A Sonaecom tem fundados receios de que alguns membros da administração da Portugal Telecom estejam progressivamente a actuar a margem dos deveres fiduciários que lhes incumbem perante a sociedade e os seus accionistas. Os indícios deste grave desvio podem encontrar-se nas recentes atitudes e declarações publicas que membros da comiss5o executiva da PT e seus assessores tem tornado, de acordo com informações colhidas junto de diversos investidores da Portugal Telecom.

Com efeito, desde que a oferta foi lançada, a equipa de gestão da PT procurou por todos os meios impedir que ela finalmente chegasse ao escrutínio dos seus destinatários, utilizando os mais diversos expedientes dilatórios e tentando esgrimir todos os obstáculos legais que foi capaz de imaginar. E mesmo já depois de assegurado o respectivo registo definitivo pela CMVM e fixada inelutavelmente a correspondente contrapartida, empenhou-se em gerar confusão entre os accionistas da PT, sugerindo-lhes falsamente que a mesma contrapartida ainda poderia aumentar e que estariam em curso negociações com a Sonaecom dirigidas a esse objectivo.

Tudo isto se torna mais difícil de aceitar quando e inegável que a oferta e do interesse da própria PT, qualquer que seja o juízo que se faca sobre o preço de 10,5 euros proposto pela Sonaecom. Por causa das sinergias envolvidas, sobre as quais a própria administração da PT dispõe de estimativas generosas, esta empresa valera substancialmente mais do que actualmente vale se a operação tiver êxito.

A Sonaecom acredita que o conselho de administração da PT tem o dever de defender o interesse de todos os accionistas. Nesse sentido, e tendo em conta as presentes circunstâncias, não se compreende que não tenha recomendado a desblindagem necessária ao prosseguimento da oferta, ate porque essa desblindagem só terá efeito se a maioria dos accionistas quiser vender as suas acções na oferta em curso. Em vez disso, no entanto, alguns membros do conselho tem abertamente preferido apostar na solução oposta, criando obstáculos e rumores que podem naturalmente desincentivar a presença dos accionistas na assembleia geral, e procurando que as acções próprias ou equiparadas da PT gozem de direito de voto e possam engrossar a minoria de bloqueio que já se assumiu publicamente.

Com efeito, a Sonaecom alerta os accionistas para que se prepara o reconhecimento do direito de voto a acções correspondentes a cerca de 1,8% do capital da PT, detidas pelo Barclays ao abrigo de um equity swap, bem como as acções detidas pelos fundos de pensões da PT, geridos por uma sociedade controlada pela PT, e cujo presidente e simultaneamente vice-presidente da comissão executiva da PT: num caso e noutro, de acordo com a lei, o regime que se lhes aplica e o das acções próprias, as quais naturalmente não corresponde um direito de voto.

Este comportamento e censurável em qualquer caso. Mas para que ele não possa acontecer sob o pretexto de que a administração desconhece a vontade da maioria, a Sonaecom apresentara, na assembleia geral de hoje, uma proposta destinada a que o ponto 4 da respectiva agenda - autorização para que a Sonaecom adquira mais de 10% do capital da PT - seja apreciado antes do ponto 3 - desblindagem dos estatutos. De facto, não existindo qualquer regra de maioria qualificada para a votação do referido ponto 4, e sendo esta votação uma condição imprescindível da oferta, a Sonaecom considera que a expressão clara do sentido da vontade da maioria e um passo da major importância para a clarificação do processo.

Para prevenir desde já os habituais movimentos de desinformação, a Sonaecom esclarece que a votação favorável da proposta respeitante ao ponto 4, sem a imprescindível aprovação da proposta correspondente ao ponto 3 e sem que se verifique o sucesso da oferta por decisão da maioria dos accionistas da PT, não lhe confere definitivamente o direito de adquirir uma participação superior a 10%.

Neste sentido, a Sonaecom dirige aos accionistas da PT um apelo para que, votando favoravelmente a sua proposta de alteração da ordem de discussão e votação dos referidos pontos da agenda, mostrem a sua vontade de forma clara, para poderem defender realmente os seus interesses e desmascarar aqueles que pretendem a todo o custo evitar que a oferta seja realmente decidida pelos seus verdadeiros destinatários.

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IMPORTANT NOTICE

This document relates to the tender offer being made in Portugal (the “Portuguese Offer”) by Sonaecom, SGPS, S.A. (“Sonaecom”) and Sonaecom, B.V. for all ordinary shares and class A shares of Portugal Telecom, SGPS, S.A. (“PT”). The Portuguese Offer is made solely by a prospectus containing and setting out the terms and conditions of the Portuguese Offer (the “Portuguese Prospectus”). PT investors and security holders are urged to read the Portuguese Prospectus regarding the tender offer for PT in Portugal, because it contains important information. The Portuguese Prospectus and certain complementary documentation have been filed in Portugal with the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) (the “CMVM”). Free copies of the Portuguese Prospectus are available on the CMVM’s website at www.cmvm.pt. The Portuguese Prospectus is also available from Sonaecom on its website at www.sonae.com. Copies of the Portuguese Prospectus will not be mailed or otherwise distributed in or sent into or made available in the United States.

U.S. persons who hold ordinary shares of PT and holders of American Depositary Shares of PT wherever located may participate the tender offer by Sonae, SGPS, S.A. (“Sonae”), Sonaecom, and Sonaecom, B.V. (together with Sonae and Sonaecom, the “Purchasers”), for PT shares being conducted in the United States. The Purchasers have filed with the United States Securities and Exchange Commission (the “SEC”) a statement on Schedule TO, which includes an offer to purchase and related offer materials for all ordinary shares held by U.S. persons and for PT ADSs held by holders wherever located (collectively, the “Tender Offer Statement”). PT has filed a Solicitation/ Recommendation Statement on form Schedule 14D-9 with the SEC. U.S. persons who hold ordinary shares of PT and holders of American Depositary Shares of PT wherever located are advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement because they contain important information. U.S. INVESTORS AND U.S. HOLDERS OF PT SECURITIES AND ALL HOLDERS OF ADSs ARE URGED TO READ THE OFFER TO PURCHASE, THE STATEMENT ON SCHEDULE TO, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS AND SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the offer to purchase and related offer materials and the statement on Schedule TO, as well as other relevant documents filed with the SEC, at the SEC’s website at www.sec.gov. The offer to purchase and other transaction-related documents are being mailed to holders of PT securities eligible to participate in the U.S. offer and additional copies may be obtained for free from Innisfree M&A Incorporated, the information agent: 501 Madison Avenue, 20th Floor, New York, New York 10022, Toll Free (888) 750-5834, Banks and Brokers Call Collect (212) 750-5833.

This document does not constitute an invitation to sell or an offer to buy any securities or a solicitation of any vote or approval.

This document may contain forward-looking information and statements about Sonae, Sonaecom, PT or their combined businesses after completion of the proposed U.S. and Portuguese offers, based on the Purchasers’ current expectations or beliefs. Forward-looking statements are statements that are not historical facts. These forward-looking statements may relate to, among other things: management strategies; synergies and cost savings; future operations, products and services; integration of the businesses; market position; planned asset disposal and capital expenditures; net debt levels and EBITDA; and earnings per share growth, dividend policy and timing and benefits of the offer and the combined company. These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forwarding-looking statements, including, but not limited to, changes in regulation, the telecommunications industry and economic conditions; the ability to integrate the businesses; obtaining any applicable governmental approvals and complying with any conditions related thereto; costs relating to the offer and the integration; litigation; and the effects of competition. Forward-looking statements may be identified by words such as “believes,” “expects,” “anticipates,” “projects,” “intends,” “should,” “seeks,” “estimates,” “future” or similar expressions. Although these statements reflect our current expectations, which we believe are reasonable, investors and PT shareholders are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. You are cautioned not to put undue reliance on any forward-looking information or statements. We do not undertake any obligation to update any forward-looking information or statements.

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